EXHIBIT 99.1 News Release

Rockwell Collins reports first quarter fiscal year 2010 earnings per share of $0.76

o	First quarter 2010 sales of $1.027 billion decreased 3% and earnings per share of $0.76 decreased 20% from the same period in 2009
o	First quarter 2010 operating cash flow of $84 million increased $63 million compared to the same period in 2009

CEDAR RAPIDS, Iowa (January 28, 2010) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $121 million for its fiscal year 2010 first quarter ended December 31, 2009, a decrease of $30 million, or 20%, from fiscal year 2009 first quarter net income of $151 million. Earnings per share was $0.76, a decrease of $0.19, or 20%, from earnings per share of $0.95 for the same period in 2009.

First quarter 2010 sales decreased $31 million, or 3%, to $1.027 billion compared to sales of $1.058 billion for the same period a year ago. Incremental sales from the acquisitions of DataPath, Inc. and SEOS Group Ltd. contributed $69 million of revenue growth. The organic revenue decline of $100 million resulted primarily from continued weakness in business jet OEM revenues, lower commercial aerospace aftermarket revenues and a decline in sales of Defense Advance GPS Receivers within Government Systems. Total segment operating margins were 19.7% for the first quarter of 2010 compared to 22.4% for the first quarter of 2009.

Cash provided by operating activities for the first three months of 2010 totaled $84 million compared to the $21 million reported for the same period last year. The increase resulted from working capital improvements as well as lower employee incentive compensation payments, partially offset by higher pension plan contributions and lower net income.

“After effects of the global recession and delays in passing the fiscal year 2010 Defense Appropriations bill impacted our first quarter revenues largely as we expected,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Although revenues declined on a year-over-year basis we realized an increase in operating cash flow through working capital performance and minimized the impact to operating margins through effective cost containment.”

Mr. Jones went on to state, “Improvements in commercial aerospace conditions and general developments in the formulation of defense budgets world-wide reinforce my confidence that we should see sequential growth in sales and profitability throughout the year which will allow us to achieve our full year forecast.”

Following is a discussion of fiscal year 2010 first quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved first quarter sales of $616 million, an increase of $42 million, or 7%, compared to the $574 million reported for the same period last year. Incremental sales from the acquisitions of DataPath Inc. and SEOS Group Ltd. contributed a total of $65 million, or 11 percentage points of revenue growth.

Airborne solutions sales increased $7 million, or 2%, to $410 million. Incremental sales from the acquisition of SEOS Group Ltd. contributed $5 million to Airborne solutions revenue growth. Organic sales were relatively flat as lower revenues related to the F-22 program were offset by higher tanker and transport program revenues. Surface solutions sales increased $35 million, or 20%, to $206 million. Incremental sales from the acquisition of DataPath, Inc. contributed $60 million to Surface solutions revenue growth. Organic sales declined $25 million primarily due to lower sales for the Defense Advanced GPS Receiver (DAGR) program.

Government Systems first quarter operating earnings decreased 4% to $134 million, resulting in an operating margin of 21.8%, compared to operating earnings of $140 million, or an operating margin of 24.4%, for the same period last year. The decrease in operating earnings was primarily due to increased pension expense and higher company funded research and development costs, which were partially offset by the increased sales volume. Operating margins were also impacted by lower margin revenues from the DataPath and SEOS acquisitions.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved first quarter sales of $411 million, a decrease of $73 million, or 15%, compared to sales of $484 million reported for the same period last year.

Sales related to aircraft OEMs decreased $43 million, or 18%, to $201 million, as a result of reduced production rates at business jet OEMs, partially offset by an increase in air transport OEM sales related to the adverse impact of the Boeing strike in the prior year. Aftermarket sales decreased $27 million, or 12%, to $192 million due primarily to lower aftermarket hardware sales and lower service and support revenue. Wide-body in-flight entertainment products and systems sales decreased $3 million, or 14%, to $18 million.

Commercial Systems first quarter operating earnings decreased 30% to $68 million, resulting in an operating margin of 16.5%, compared to operating earnings of $97 million, or an operating margin of 20.0%, for the same period a year ago. The decrease in operating earnings and margin was due primarily to lower sales volume and higher pension expense, partially offset by lower research and development costs, a reduction in selling, general and administrative expenses and a favorable contract settlement.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments increased $5 million to $11 million during the first quarter of 2010 due to higher pension expense. The company’s effective income tax rate of 33.1% for the first quarter of 2010 was higher than the rate of 32.0% for the prior year period primarily due to the unfavorable impact of the expiration of the Federal Research and Development Tax Credit (Federal R&D Tax Credit) on December 31, 2009.

During the first quarter of 2010 the company repurchased 0.5 million shares of its common stock at a total cost of $28 million, leaving $181 million available for authorized share repurchases. The company also paid dividends totaling $38 million, or 24 cents per share, on its common stock.

Fiscal Year 2010 Outlook

The following table is a complete summary of the company’s fiscal year 2010 financial guidance, which is unchanged from the financial guidance initially provided on September 17, 2009:

•	Total sales	$4.6 Bil. to $4.8 Bil.

•	Total segment operating margins	18.5% to 19.5%

•	Earnings per share(1)	$3.35 to $3.55

•	Cash flow from operations	$600 Mil. to $700 Mil.

•	Research & development costs	$870 Mil. to $900 Mil.

•	Capital expenditures	about $135 Mil.

(1)
Based on an estimated effective income tax rate in the range of 30% to 31%.  The projected effective tax rate assumes the Federal R&D Tax Credit is available for the entire fiscal year, although legislation extending the Federal R&D Tax Credit beyond December 31, 2009 has yet to be enacted.  If the Federal R&D Tax Credit is not extended before the end of the September 30, 2010 fiscal year, the impact to the effective tax rate guidance would be an increase of approximately 2 percentage points.

Business Highlights

Rockwell Collins acquired Air Routing International
Rockwell Collins acquired AR Group, Inc., and its affiliated companies including Air Routing International, a premier provider of trip support services for business aircraft flight operations. Air Routing has been providing flight departments with trip planning services for more than 30 years. Recently, the company extended its offering to give customers comprehensive online access to its flight support tools. This offering provides customers with a single-source, global solution for weather services, flight planning services, fuel arrangements, international trip handling and concierge services.

Rockwell Collins avionics and pilot controls selected for Russia's newest family of aircraft
Rockwell Collins was selected to provide avionics and pilot controls for the new MC-21 family of single-aisle aircraft being developed by Russian-based Irkut Corporation, part of United Aircraft Corporation. The first of three aircraft variants is due to enter service in 2016.

Rockwell Collins avionics and pilot control systems made first flight on Boeing 787
Rockwell Collins next generation avionics and pilot control systems contributed to the successful first flight of Boeing's 787 Dreamliner airplane on December 15, 2009. Rockwell Collins serves as the systems supplier for the Boeing 787 flight deck display system, crew alerting system, pilot controls, communication and surveillance systems, and core network cabinet. Rockwell Collins also provides the common data network for the airplane's Common Core System.

Rockwell Collins Head-Up Guidance System certified for Bombardier's Challenger 605
Rockwell Collins received Federal Aviation Administration certification of its HGS-6605 Head-Up Guidance System (HGS) on the Bombardier Challenger 605. The Rockwell Collins HGS-6605 features advanced active-matrix liquid crystal display technology that presents critical flight information in the pilot's forward field of view. Aircraft flight path and attitude symbols overlay the outside scene and provide the benefits of enhanced situational awareness, improved energy management and increased touchdown precision.

Rockwell Collins Pro Line Fusion™ avionics system successfully completed first flight on G250
Rockwell Collins announced that its Pro Line Fusion™ avionics system successfully completed its first test flight on the Gulfstream G250 super mid-size business jet. As the company's next-generation avionics system for business aircraft, Pro Line Fusion™ is a core element of the Gulfstream PlaneView 250 cockpit.

Rockwell Collins selected to provide avionics solutions for flydubai
Rockwell Collins was selected by flydubai, Dubai's first low cost airline, to provide avionics and a data link communication system for its fleet of 54 next-generation Boeing 737 aircraft. The solution includes Rockwell Collins Head-Up Guidance System, MultiScan Hazard Detection System and sensors, as well as the Rockwell Collins Hermes 2100 Ground Data Link system.

Dubai Aerospace Enterprise selected Rockwell Collins avionics for installation on A320s
Dubai Aerospace Enterprise - an aerospace corporation with operations from aircraft leasing, maintenance, repair and overhaul, and aviation IT solutions - selected Rockwell Collins communication, navigation and surveillance systems. The systems will be offered as "baseline" equipment for installation on 70 of the company's new Airbus A320 aircraft.

Rockwell Collins received $450 million contract for ARC-210 radios
The U.S. Navy awarded a four-year production contract to Rockwell Collins for ARC-210 radios. The contract has a potential value of $450 million over the four-year life of the program. Included in the contract is the next generation ARC-210 radio, which will enter production in 2010. This fifth generation of the ARC-210 is software reprogrammable and brings several new capabilities to the warfighter, including extended frequency range for interoperability with civil agencies.

Rockwell Collins B737 full flight simulator achieved Level D certification
Rockwell Collins achieved Level D, Zero Flight Time certification from the United Kingdom Civil Aviation Authority for the company's new Boeing 737 NG full flight simulator. The simulator is installed at CTC Aviation Group's Crew Training Center near Southampton, U.K.

Rockwell Collins named top supplier by Hawker Beechcraft Corporation
Hawker Beechcraft Corporation (HBC) recently announced the recipients of its 2009 supplier awards. Rockwell Collins was selected from hundreds of HBC suppliers as the HBC Supplier of the Year, HBC's top honor. This is the second time in three years Rockwell Collins has won the award.

Rockwell Collins awarded contract to provide satellite communications terminals
Rockwell Collins was selected to provide Extended Data Rate International Partners Variant Single Channel Anti-jam Manportable (SCAMP) terminals to the Canadian Department of National Defense. The Foreign Military Sale contract will be executed through the U.S. Army's Communications-Electronics Command Group. The SCAMP terminals will be used with the U.S. Advanced Extremely High Frequency (AEHF) satellites. The AEHF system is a joint service satellite communications system that provides near-worldwide, secure, survivable and jam-resistant communications for high-priority military ground, sea and air assets.

Rockwell Collins selected to provide Radar Electronic Support Measures for German frigates
Rockwell Collins was selected to provide a Radar Electronic Support Measures (CS-3600) suite for Germany's F125 Special Forces and Stabilization frigates. The CS-3600 system automatically collects and analyzes radar signals, allowing the ship's crew to know when an aircraft, missile or other ship could be approaching.

Rockwell Collins selected for KC-135 Block 45 upgrade program
The U.S. Air Force selected Rockwell Collins for the Engineering, Manufacturing and Development (EMD) phase of the KC-135 Block 45 cockpit upgrade program. During the EMD phase, the company will modernize two prototype KC-135 refueling tanker flight decks, establishing the production baseline for 415 additional KC-135 aircraft expected to receive the Block 45 upgrade. The modernization will provide the aircraft flight decks with the latest generation autopilot, flight director, radar altimeter and electronic engine instrument display. The contract also calls for replacing the aging analog engine instruments with a large format color instrument display.

Rockwell Collins introduced new MicroDAGR GPS receiver for soldiers
Rockwell Collins introduced its new MicroDAGR hand-held GPS receiver for soldiers. The MicroDAGR provides dismounted soldiers with real-time position, navigation, moving maps and timing information on a full-color touch screen display, and is small enough to be worn on the wrist, attached to a lanyard, or placed in a pocket. First deliveries will go to the U.S. Army Rapid Equipping Force.

Rockwell Collins delivered Ground Soldier System prototypes
Rockwell Collins delivered 10 prototype systems for the U.S. Army Ground Soldier System Increment 1 program. Rockwell Collins, together with its teammate Elbit Systems of America, created a full soldier system prototype that improves upon combat-proven displays and navigation systems originally developed for the Land Warrior program, and incorporates video processing, mass storage, computing and information assurance capabilities.

Rockwell Collins recognized for environmental commitment
Rockwell Collins placed in Newsweek's 2009 Green Rankings, an evaluation of the 500 largest U.S. companies based on environmental impact, green policies and performance, and reputation among peers and environmental experts. The company was ranked 105th overall and fourth in the transportation and aerospace sector.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 11:00 a.m. Eastern Time on January 28, 2010. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through March 22, 2010.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in the currently volatile economic and financial market conditions; the rate of recovery of the commercial aftermarket; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism and declining defense budgets on government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates which is primarily dependent on legislation extending the Federal Research and Development Tax Credit beyond December 31, 2009; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings.  These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	Dec. 31
	2009	2008
Sales
Government Systems	$616	$574
Commercial Systems	411	484
Total sales	$1,027	$1,058

Segment operating earnings
Government Systems	$134	$140
Commercial Systems	68	97
Total segment operating earnings	202	237

Interest expense	(6)	(4)
Stock-based compensation	(5)	(5)
General corporate, net	(11)	(6)
Restructuring adjustment	1	-
Income before income taxes	181	222

Income tax provision	(60)	(71)
Net income	$121	$151

Diluted earnings per share	$0.76	$0.95

Weighted average diluted shares outstanding	159.2	159.2

The company’s effective income tax rate of 33.1% for the first quarter of fiscal year 2010 was higher than the rate of 32.0% for the prior year period primarily due to the unfavorable impact of the expiration of the Federal Research and Development Tax Credit on December 31, 2009.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months ended December 31, 2009 and 2008 (unaudited, in millions):

	Three Months Ended
	Dec. 31
	2009	2008

Government Systems’ sales by product category:
Airborne solutions	$410	$403
Surface solutions	206	171
Total	$616	$574

Commercial Systems’ sales by product category:
Wide-body in-flight entertainment products	$18	$21
All other air transport aviation electronics	223	199
Total air transport aviation electronics	241	220
Business and regional aviation electronics	170	264
Total	$411	$484

Commercial Systems’ sales by type of product or service:
Original equipment	$201	$244
Aftermarket	192	219
Wide-body in-flight entertainment products	18	21
Total Commercial Systems sales	$411	$484

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Dec. 31,	Sept. 30,
	2009	2009
Assets
Cash and cash equivalents	$206	$235
Receivables, net	825	913
Inventories, net	1,022	943
Current deferred income taxes	155	154
Other current assets	96	117
Total current assets	2,304	2,362

Property	714	719
Goodwill and intangible assets	1,068	964
Long-term deferred income taxes	350	371
Other assets	213	229
Total assets	$4,649	$4,645

Liabilities and equity
Short-term debt	$62	$-
Accounts payable	339	366
Compensation and benefits	185	199
Advance payments from customers	342	349
Product warranty costs	210	217
Other current liabilities	241	228
Total current liabilities	1,379	1,359

Long-term debt, net	529	532
Retirement benefits	1,141	1,254
Other liabilities	216	205

Equity	1,384	1,295
Total liabilities and equity	$4,649	$4,645

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended
	Dec. 31
	2009	2008
Operating Activities:

Net income	$121	$151
Adjustments to arrive at cash provided by operating activities:
Depreciation	27	26
Amortization of intangible assets	9	6
Stock-based compensation expense	5	5
Compensation and benefits paid in common stock	17	17
Tax benefit from stock-based compensation	2	-
Excess tax benefit from stock-based compensation	(2)	-
Deferred income taxes	5	-
Pension plan contributions	(101)	(4)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	118	76
Inventories	(87)	(63)
Accounts payable	(31)	(92)
Compensation and benefits	(13)	(121)
Advanced payments from customers	(7)	(22)
Income taxes	48	86
Other assets and liabilities	(27)	(44)
Cash Provided by Operating Activities	84	21

Investing Activities:

Property additions	(26)	(45)
Acquisition of businesses, net of cash acquired	(92)	(28)
Other investing activities	(1)	-
Cash Used for Investing Activities	(119)	(73)

Financing Activities:

Purchases of treasury stock	(28)	(41)
Cash dividends	(38)	(38)
Increase in short-term borrowings	62	154
Proceeds from the exercise of stock options	7	1
Excess tax benefit from stock-based compensation	2	-
Cash Provided by Financing Activities	5	76

Effect of exchange rate changes on cash and cash equivalents	1	1

Net Change in Cash and Cash Equivalents	(29)	25

Cash and Cash Equivalents at Beginning of Period	235	175
Cash and Cash Equivalents at End of Period	$206	$200

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